As filed with the Securities and Exchange Commission on December 28, 2022

Registration No. 333-229053

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

RETAIL OPPORTUNITY INVESTMENTS CORP.
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	26-0500600 (I.R.S. Employer Identification No.)

11250 El Camino Real, Suite 200 San Diego, California (Address of Principal Executive Offices)	92130 (Zip Code)

RETAIL OPPORTUNITY INVESTMENTS CORP.

SECOND AMENDED AND RESTATED 2009 EQUITY INCENTIVE PLAN
(Full title of the plan)

Stuart A. Tanz
Chief Executive Officer
11250 El Camino Real, Suite 200

San Diego, California 92130

(Name and address of agent for service)

(858) 677-0900
(Telephone number, including area code, of agent for service)

With copies to:

Jay L. Bernstein, Esq.

Jacob A. Farquharson, Esq.
Clifford Chance US LLP
31 West 52nd Street
New York, New York 10019
(212) 878-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer [x]	Accelerated filer [ ]	Non-accelerated filer [ ]	Smaller reporting company [ ] Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [  ]

EXPLANATORY NOTE – DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 1 to Form S-8 (this “Post-Effective Amendment”) is being filed to deregister certain securities which were originally registered under the Registration Statement on Form S-8 (Registration No. 333-229053) (the “Registration Statement”) that Retail Opportunity Investments Corp. (the “Company”) filed with the Securities and Exchange Commission (the “SEC”) on December 28, 2018. Pursuant to the Registration Statement, the Company registered the issuance or resale from time to time of up to 5,282,285 shares (the “Shares”) of common stock of the Company, par value $0.0001 per share. The Shares were registered in part to permit the issuance of Shares pursuant to the Company’s Amended and Restated 2009 Equity Incentive Plan (the “Plan”). The Plan was amended and restated effective April 25, 2022 (the “Amended and Restated Plan”).

The offerings of the Shares pursuant to the Registration Statement have been terminated. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities of the Company which remain unsold at the termination of the offerings, the Company files this Post-Effective Amendment to terminate the effectiveness of the Registration Statement and to deregister 1,452,300 Shares, which remain unsold under the Registration Statement as of the date hereof.

The Company is concurrently filing a separate registration statement on Form S-8 to register shares of Common Stock for issuance under the Amended and Restated Plan.

Except to the extent specified above, the Registration Statement is not amended or otherwise affected by this Post-Effective Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Diego, State of California, on this 28th day of December, 2022.

RETAIL OPPORTUNITY INVESTMENTS CORP.

By:	/s/ Stuart A. Tanz
Name: Stuart A. Tanz
Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates as indicated.

Name	Title	Date

/s/ Stuart A. Tanz Stuart A. Tanz	President, Chief Executive Officer, and Director (principal executive officer)	December 28, 2022

/s/ Michael B. Haines Michael B. Haines	Chief Financial Officer, Treasurer and Secretary (principal financial officer)	December 28, 2022

* Richard A. Baker	Chairman	December 28, 2022

* Michael J. Indiveri	Director	December 28, 2022

* Lee S. Neibart	Director	December 28, 2022

* Laura H. Pomerantz	Director	December 28, 2022

* Eric S. Zorn	Director	December 28, 2022

* As Attorney-in-fact

By:  /s/ Stuart A. Tanz

Stuart A. Tanz